[STANDARD CHARTERED LETTERHEAD]

                                                                     EXHIBIT 4.7

STRICTLY PRIVATE & CONFIDENTIAL

DONGGUAN KWAN HONG ELECTRONICS CO., LTD.
(Chinese Translation Of The Company Name.)

Date: 6 May 2003

Dear Sirs,

                   REVOLVING SHORT TERM RENMINBI LOAN FACILITY

We refer to the recent discussions regarding the financing requirements of DONGGUAN KWAN HONG ELECTRONICS CO., LTD., (herein referred to as "the Company") and are pleased to confirm that STANDARD CHARTERED BANK, SHENZHEN BRANCH (herein referred to as "the Bank") is willing to make the following revolving short term Renminbi facility available to the Company.

THE FACILITY - REVOLVING SHORT TERM LOAN

         AMOUNT: The maximum amount drawn, utilised or outstanding under the facility shall not exceed in aggregate
                       RMB21,000,000.-.

         PURPOSE:      To partial finance acquisition of existing factory.-.

         AVAILABILITY: The offer of finance contained in this facility letter is available for acceptance by the Company within 30 days of the date hereof. The facility is available for drawdown at the Bank's sole discretion after the date of the Company's acceptance of this letter. It is thereafter subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank. Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and / or cash collateralisation of all or part of any sums actually or contingently owing to it, and the right to immediately terminate or suspend, in whole or in part, the facility and all further utilisation of the facility without prior notice to the Company.

         DRAWINGS:     Subject to availability of funds, advance may be drawn in
                       minimum amount of RMB1,000,000.- and any multiples thereof for periods of 1, 2, 3, 6 and 12 months. Advances may be drawn subject to receipt by the Bank of prior written notice as follows:

                       a)  for drawing amount less than RMB10,000,000.-: 3 days;

                       b)  for drawing amount equal to/more than
                           RMB10,000,000.-: 4 days;

                       The notice will be irrevocable and binding on the Company. The Company may repay an advance, which may subsequently be drawn again. Advances maturing on the same date may be consolidated into a single advance at the sole discretion of the Bank.

                                              *** RENMINBI FACILITY LETTER *** 1

         TENOR:        Up to 1 year.

         REPAYMENT:    Unless otherwise agreed by the Bank, all outstanding
                       advances shall be repaid within 1 year after the actual drawdown date of such drawing (each is referred to as a "Repayment Date").

         INTEREST:     Interest will be collected at the interest rate permitted
                       by the People's Bank of China (i.e. 10% below base rate announced by PBOC, currently base rate is 5.04% for tenor up to 6 months and 5.31% for tenor from 6 months up to one year), and will be payable in arrears on the Interest
                       Payment Date by debiting to the Company's account with the Bank on Interest Payment Date. Therefore the Company should ensure that sufficient funds are maintained in its account before Interest Payment Date. For the purpose of this letter, "Interest Payment Date" means the twentieth day of each month and/or (as the case may be) the relevant Repayment Date applicable to a Drawing.

         PREPAYMENT:   Allowed, in minimum amount of RMB500,000.- and any
                       integral multiples thereof subject to the Company giving at least 16 days prior written notice. In the event of prepayment, the Bank reserves the right to charge any prepayment fee at its sole discretion. All breakfunding costs are for the Company's account.

         CLEAN UP
         CLAUSE: Individual drawings may be rolled over at the sole discretion of the Bank and the accumulated tenor shall not exceed the stated maximum tenor of 1 year.

CONDITIONS PRECEDENT

         Without prejudice to other provisions of this facility letter, this facility and subsequent renewals will become available only on receipt by the Bank of the documents listed in the Schedule and the Attachment duly certified by a director or legal representative of the Company together with Company chop.

SECURITY

         Corporate guarantee for HKD20,000,000.- in the Bank's standard form issued by Deswell Industries Inc.

TOP UP CLAUSE

         The Bank reserve the right to require Top-Up of the security or repay outstanding principal if any material adverse movement greater than 5% in the exchange rate between HKD and RMB.

COVENANTS

         The Company undertakes that it will:

                                              *** RENMINBI FACILITY LETTER *** 2

         i. obtain and maintain current all approvals, licences and consents required under Chinese law to enable it to enter into and perform its obligations under this letter, which shall be legally enforceable and admissible in China;

         ii. ensure that at all times the claims of the Bank against the Company under this letter rank at least pari passu with the claims of all other foreign banks granting similar facilities to the Company or those of all its other present and future unsecured and unsubordinated creditors;

         iii. provide to the Bank at the Bank's request the Company's valid lending IC control card(s) for the Bank's inspection and input of information to the Credit Registration & Consultation System ("System"); and

         iv. at each annual renewal of the Company's lending IC control card(s), promptly provide such card(s) to the Bank to enable the Bank to verify and continue input of information to the System.

REPRESENTATION

         The Company represents that this facility letter is legal, valid, binding and enforceable on the Company.

TAXES

         All payments due from the Company to the Bank must be made free and clear of all taxes, deductions and withholdings of whatever nature.

EVENTS OF DEFAULT

         If the Company is in breach of any term of this facility letter or if the Bank is of the opinion at any time that circumstances exist that could adversely affect the ability or willingness of the Company to comply with its obligations under this facility letter, then the facility is repayable on first demand by the Bank.

DEFAULT INTEREST

         The rate of interest applicable to an Advance in respect of amounts due but unpaid shall be the Default Rate (For the purpose of this letter, 'Default Rate' means the rate prescribed by the PBOC as default rate from time to time [currently 0.021% per day]) calculated from the date of default until the date on which the Bank receives payment in full of the sum due.

FEES AND EXPENSES

         Whether or not the documentation for the facility is executed or the facility is made available to the Company as contemplated following the Company's acceptance of this letter, the Company shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to stamp duty, legal fees and disbursements) incurred by the Bank in connection with the facility including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter.

                                              *** RENMINBI FACILITY LETTER *** 3

     Stamp duty cost incurred by the Bank will be payable upon the Bank's receipt of returned and signed facility letter. It will be reimbursed by debiting the Company's RMB account with the Bank. Therefore the Company should ensure that sufficient funds are maintained in its account after acceptance of this letter. Should the payable remain outstanding when the facility is going to be utilized, the Bank has the right to deduct the payable amount from the drawdown proceeds without prior notice to the Company.

COSTS

     The Company indemnifies the Bank against any claim, cost, loss or expense incurred by the Bank as a result of default by the Company in the payment of any sum due under this letter, or the refusal of the Bank to grant an advance, or of the repayment of an advance on a date other than an interest payment date (including, without limitation, any broken funding costs).

INCREASED COSTS

     If any change in, or in the interpretation of or compliance with any law or regulation subjects the Bank to tax in respect of sums payable by the Company hereunder (other than tax on the Bank's overall net income), or reduces the amount of any payment receivable by the Bank hereunder, then the Company shall pay the Bank on demand all amounts needed to compensate the Bank therefor. Provided that the Company shall not be liable in respect of any increased costs of which the Bank shall have become aware and failed to notify the Company promptly if and to the extent prompt notice could have avoided or lessened payments by the Company hereunder. So long as the circumstances giving rise to such increased costs continue, the Company may, after giving the Bank not less than three business days' prior notice, prepay all of the outstanding principal of the facility together with interest accrued thereon to the date of payment and all other moneys payable hereunder, and upon the giving of such notice, the facility shall be cancelled.

SET-OFF

     The Company authorizes the Bank to apply any credit balance on any of the Company's accounts with the Bank in repayment of any sum due from the Company to the Bank but unpaid. The Bank is authorized to purchase with the amounts in any such account such other currencies as may be necessary to effect such repayment.

MISCELLANEOUS

     All payments to be made by the Company under this letter shall be made in Renminbi in same day funds to an account specified by the Bank.

ASSIGNMENT

     The Bank (but not the Company) may assign all or any part of its rights under this letter and in that event the assignee shall have the same rights against the Company as it would have had if it had been party hereto.








                                                ***Renminbi Facility Letter*** 4

GOVERNING LAW

         This letter is governed by and shall be construed in accordance with the laws of PRC and the Company hereby submits to the non-exclusive jurisdiction of the courts of PRC. The Company agrees that any communication to it shall be deemed to has been delivered if sent by any means to the latest address advised by the Company to the Bank.

DOCUMENTATION

         This letter summarizes the principal terms of banking facility provided to the Company by the Bank. Operation of the facility will require completion of standard documentation from time to time in accordance with the then current practices of the Bank.

         Before the above facility may be used, the enclosed copy of this letter and the Bank's standard form General Customer Agreement (96) and Rider 1 must be signed and returned to us together with appropriate authorizing board resolutions.

         In addition to this, other documentation (please see the attachment) will also be required prior to utilization of the facility.

         The following documents are to be submitted to the Bank at their respective due dates:

         1. a signed original copy of the Company's audited annual financial statements within 120 days after its financial year end.

         2. a signed original copy of the Company's semi-annual financial statements within 60 days after the end of the relevant accounting period.

By acceptance of this letter the Company gives consent to the Bank to disclose details of the Company's account relationship with the Bank, including credit balances and any security given for the facility, to (i) the head office and any branch, related company, associate, agent, contractor or third party service provider or representative of Standard Chartered Bank, (ii) any proposed assignee of the Bank or participant in any of its rights in relation to the Company, and (iii) any financial institution with which the Company has or proposes to have dealings.

To signify your agreement to the above arrangement, please sign and return to us the duplicate of this letter on/before 6 June 2003 following which the Bank's offer shall lapse. Your acceptance of the facility and issuance of the supporting security documents should be authorized by a board resolution and a certified true copy of the relative board minutes forwarded to the Bank. In this connection, please arrange for due execution of the enclosed documents as in the Attachment.

The facility detailed above will not become operative until all terms and conditions have been complied with to the satisfaction of the Bank.

                                              *** RENMINBI FACILITY LETTER *** 5

In case of any queries, please feel free to contact Ms. MARGARET LIN, [TELEPHONE
NO.: 0755-82461688] who will be more than happy to assist you with the execution of the required documentation. Please return the duly executed documents to Standard Chartered Bank Shenzhen Branch, Unit 1-8, 52F, Shun Hing Square, Di Wang Commercial Centre, No.5002, Shennan Road East Shenzhen China 518008.

We are pleased to be of service to you.

                                Yours faithfully,

For and on behalf of STANDARD CHARTERED BANK SHENZHEN BRANCH

                                                                        [SEAL]

/s/ Margaret Lin                                /s/ Irving Law
------------------------------                  --------------------------------
MARGARET LIN                                    IRVING LAW
RELATIONSHIP MANAGER                            REGIONAL HEAD, SOUTH CHINA
STANDARD CHARTERED BANK                         STANDARD CHARTERED BANK
SHENZHEN BRANCH

We hereby agree to accept and abide by the above terms and conditions.

                                                                        [SEAL]

/s/ [ILLEGIBLE]
------------------------------
For and on behalf of
DONGGUAN KWAN HONG ELECTRONICS CO., LTD.
Authorised signature & Company chop

                                              *** RENMINBI FACILITY LETTER *** 6

SCHEDULE OF DOCUMENTS ENCLOSED FOR COMPLETION/EXECUTION AS APPROPRIATE:

1. Banking Facility Letter (Duplicated copy) and supporting Board Minutes.

2. General Customer Agreement (96) with Rider and supporting Board Minutes.

3. Corporate guarantee for HKD20,000,000.- in the Bank's standard form issued by Deswell Industries Inc and supporting Board Minutes.










                                                ***Renminbi Facility Letter*** 7

ATTACHMENT(S):

1. Municipal government approval for operating business (issued by Foreign Economic Trade Relation Commission)/Ministry of Foreign Trade and Economic Cooperation approval for operating business

2. Legal Person Code Certificate issued by the State Bureau for Technology Supervision

3.   Business License with 2002 annual check record

4.   Articles of Association and relevant approval

5.   Current list of directors with certified true copies of ID card or passport

6. Specimen signature of the person(s) authorized to sign the Security Documents with their certified true copies of ID card or passport

7. Any other security documents/evidence/information as the PRC laws or regulations or the Bank may require from time to time in respect of this facility letter, the opening and operation of accounts and making, maintaining or repayment of advances as contemplated hereby.

                                              *** RENMINBI FACILITY LETTER *** 8